  Exhibit 99.2
SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS 2018 FINANCIAL
RESULTS AND PROVIDE A BUSINESS UPDATE
Friday, March 29, 2019
10:00 a.m. Eastern Time

Operator
Good day, ladies and gentlemen, and welcome to SANUWAVE's 2018 Annual Earnings Webcast. All lines have been placed in listen-only mode, and the floor will be open for your questions and comments following the presentation. [Operator instructions].

At this time, it is my pleasure to turn the floor over to your host, Lisa Sundstrom. Ma'am, the floor is yours.

Lisa Sundstrom - Chief Financial Officer
Thank you, and good morning. We appreciate your interest in SANUWAVE and in today's call. SANUWAVE will now provide an update of our most recent activities, as well as our 2018 annual financial results. Our annual report on Form 10-K will be filed with the SEC on Monday, April 1, 2019. If you would like to be added to the company's distribution list, please call SANUWAVE at 770-419-7525, or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the Company's filings with the Securities and Exchange Commission, including without limitation our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 29, 2019. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I would now like to turn the call over to our Chairman of the Board, Kevin Richardson. Kevin.

Kevin Richardson - Chairman and Chief Executive Officer
Thank you, Lisa. On today's call we also have Pete Stegagno, our COO; Iulian Cioanta, our Chief Science Officer; Lisa, our CFO, who you just heard from; and Shri Parikh, our President, who will also be giving part of today's call.

On today's call we’ll cover SANUWAVE’s accomplishments for our record-setting 2018, but we will try to spend the bulk of our time discussing our plans for 2019 and beyond. When I look back at 2018, it was really a year of setting the stage in preparing for the rollout of dermaPACE in the U.S. once our reimbursement tracking code was put in place. Our reimbursement tracking code was put in place three months ago, on January 1, 2019. It's great to have an FDA approved product, but the hospitals and medical professionals also like to get paid, which is why the reimbursement strategy is so critical to our success.

So, what did we accomplish in 2018 to get ready for the rollout? As we've discussed, throughout 2018 we followed a plan that others before us have implemented successfully, and we’ll continue to stay on that plan. If we execute to this plan, we ultimately get to a company with over 2,000 devices placed, more than just one wound indication approved, more than 1 million treatments per year, and well over 100 million in revenue. But this takes time and execution to achieve those milestones as we move along that way. For example, in 2019 our goal is to place 100 devices. We will discuss these goals later as we discuss 2019.

In 2018, we were able to sign a partnership with Premier Shockwave to handle the VA and Indian Health channel for us. So far it seems to be tracking better than expected on Indian Health and as expected on the VA side.

We established an equipment finance agreement with NFS Financial, where they will help us as we rollout the equipment and place those 100 devices.

We received the much needed tracking code for treating diabetic foot ulcers using electro-shockwave therapy. We had our first product shipped to customers in the U.S.

We had a peer reviewed article published in the Journal of Wound Care, this happened in the fall of 2018. It's extremely important to have your clinical work completed, but it's even more important to have peer review articles published so that everyone can get educated on the success we had with our 336 patient double-blinded study.

We added 15 new countries, one of which was an agreement with JohnFK Medical in Southeast Asia, where they paid us an exclusivity fee for the rights to Taiwan and other Southeast Asian countries.

We added additional science advisors. We attended over seven medical trade shows to help build and expand our brand. We continue to build our IP, adding four new patents.

And extremely importantly, we added the President of Healthcare, Shri Parikh, who has an extensive background in medical devices, wound care, surgical care, and has led the team extremely well during 2018 and is helping us as we implement our execution strategy for 2019 and beyond.

All of these building blocks, including much of the work behind the scenes establishing per procedure pricing guidelines, will allow us to achieve our rollout in 2019. During 2019, we have researched and chosen six states to target this initial rollout. These states were chosen based on the following criteria: diabetic population; population density around specific geographic areas so we can gain route density in servicing our placements; identifying specific doctors who are already treating hundreds of DFU patients each month; and insurance coverage in these states which leans towards early adoption of new technology.

Based on that above criteria, we will be entering Texas, California, the Carolinas, Pennsylvania and Illinois in 2019. In fact, we’ve entered all of those states already. Those states represent a population of 110 million Americans; roughly 33% of the U.S. population we’ll be entering in 2019. By targeting, we will gain better traction with insurance coverage.

We've already begun hiring sales reps in these regions, and importantly, trainers who will help educate and monitor the wound clinics. We plan to place 15 units in Q1, reach 35 by Q2 and 100 by year-end. These units will begin to process medical claims starting April 1. SANUWAVE will begin to recognize initial revenue, albeit small, in Q2 of 2019, but we expect it to ramp in Q3 and Q4 and follow the growth in placements.

2018 was extremely successful in revenue internationally as well, adding additional partners and setting the stage for placements in 2019.

Let me turn it over to Shri Parikh, our President, who will share some insights from the field, followed by Lisa Sundstrom, who will review the financials. And then I will conclude with some more discussion about what investors can expect from us throughout the remainder of 2019. Shri.

Shri Parikh - President
Thank you, Kevin. Good morning, everyone, and thanks for joining. After understanding reimbursement clearly and laying the groundwork towards commercialization last year, as Kevin just shared, our focus in 2019 really centered around three critical areas; reimbursement, placements of our dermaPACE systems, and clinical trials and evidence. I’ll focus on placements in my commentary here, just as the activity supporting our reimbursement efforts are identified through commercialization.

The reports and updates from our customers and patients that are using dermaPACE has been great. During training, we’ve learned clinicians find our dermaPACE system simple to use and are able to adjust the settings quite easily. In fact, one of our clinical directors developed a quick reference tool which offers valuable and time sensitive tips and reminders on how best to use the device and how to properly apply the applicator as well as further treatments. We’re learning how clinicians appreciate having a dosing guideline table securely placed on top of the console for quick, easy dosage shock count per wound area.

In terms of the patients, this is the area that has really been exciting to observe and humbling to be a part of. Most patients are eager to be first in being treated with such a novel technology that can help heal their wounds. Understandably, many patients do show skepticism at first, having not experienced success in the past with other DFU treatment options, however to date, patients have had very positive experiences and promising results with the treatments.

To highlight a few of the comments from our clinicians, a podiatrist from Baylor Clinic outside Houston stated that he had done close to 10, perhaps more treatments with up to three weeks of follow-up, and so far his practice has experienced great results, especially with some of the chronic or soft wounds. He went on to add, what is it that he could do more to help.

Another very busy wound care clinic in Orangeburg, South Carolina where the staff shares how impressed they are with just after a few treatments and seeing how the wound and periwound appear to show increased perfusions with the wound. Now, having what they call a “beefy red appearance.” The clinicians at this clinic particularly like the safety dermaPACE offers, and they plan to use in conjunction with other wound care treatments to provide additional stimulation to the periwound and wound bed.

Another podiatrist and vascular surgeon from The Institute of Advanced Wound Care in Montgomery, Alabama, said that their practice has seen incremental reduction in wound area size as well as in wound depth, with increasing granulation tissue. Both the physicians at this clinic are currently using the dermaPACE system on their hard to heal DFU patients after having exhausted all other treatment options. They’re eager to get started using dermaPACE treatments earlier in their plan of care.

The team here continues to gather videos, pictures, testimonials more and more as our placements continue to increase. So, as we ramp up towards our goal of 100—as Kevin shared—by the end of 2019, we’ll have more and expectedly positive stories to share. Our website re-design and multimedia videoing efforts should produce more engaging materials for you to better follow along with us. We look forward to continuing to build upon this strategy as well as our successful reimbursement and claims recovery efforts.

Back to you, Lisa.

Lisa Sundstrom - Chief Financial Officer
Thank you, Shri. Revenues for 2018 were $1.9 million, an increase of $1.1 million or 151% from the prior year. Our revenues resulted primarily from sales in the United States for the first time and Asia Pacific of our dermaPACE devices and related applicators.

We also had sales in Europe and Asia of our orthoPACE device and related applicators, and we also had the upfront license fees from our Southeast distribution agreement with FKS. The increase in revenue for 2018 is primarily due to initial sales of dermaPACE devices in the United States, an increase in the sales of orthoPACE devices in Asia Pacific and the European community as compared to the prior year, as well as higher sales of new applicators.

Research and development expenses for 2018 were $1.7 million, an increase of 371,000 or 29% from the prior year. The increase in this area is due to increase in salary and benefits as a result of hiring and contracting for temporary services and increased consulting expense related to our insurance reimbursement strategy for the commercialization of dermaPACE.

General and administrative expenses for 2018 were $6.7 million, an increase of $3.6 million, or 121% from the prior year. This increase was due to an increase in salary and benefits and recruitment fees related to new hires, increased legal fees associated with SEC filings, patent issuance and maintenance, increased travel related to the numerous trade shows we attended and the joint venture with FKS and Southeast Asia, and also increased non-cash stock-based compensation related to stock options and stock warrants issued in 2018 to new and existing employees.

Net loss for the year ended December 31, 2018 was $11.6 million, or $0.08 per basic and diluted share, compared to a net loss of $5.5 million or $0.04 per basic and diluted share for the same period in 2017, an increase in the net loss of $6.1 million, or 110%. The increase in the net loss was primarily a result of the increase in the operating expenses, as we just explained, and increased interest expense related to the issuance of debt in late 2017 and during the year of 2018.

Looking at cash flows, as of December 31, 2018 we had cash on hand of $365,000 compared with $730,000 at December 31, 2017. Net cash used by operating activities was $3.6 million for 2018 compared to $1.5 million for 2017. The increase in 2018 in cash used for operations was due to increase in monthly payroll expenses with the new hires and increases in accounts receivable and accounts payable.

We continue to project our burn rate from operations will be approximately $225,000 to $300,000 per month in 2019 as we launch the commercialization of dermaPACE, including hiring of new employees, continue to expand our international markets, and continue research and development of non-medical uses of our technologies.

Now let me turn the call back to Kevin.

Kevin Richardson - Chairman and Chief Executive Officer
Thank you, Lisa. As you’ve heard, we have set the stage for us to have a successful rollout in 2019. The focus is primarily on placements and education. We anticipate 100 devices in use by year-end. Revenue will follow, as each state goes through the process of reimbursement.

As I mentioned earlier, we set a goal of 15 placements in Q1, reaching 35 by the end of Q2. As of today, we’ve exceeded the amount in Q1, we have 16 placed, and we are extremely confident we will achieve at least 35 by the end of Q2.

Our pipeline is full and our new sales team begins joining in April, which gives us even more confidence about achieving our 100 for the full year. The milestones we will want you to judge us by this year are placements in these six states, and by the end of the year significant revenue ramp will follow.

We’ve not touched on anything internationally today, but we do also expect to add two to three more major regions, and we also begin the rollup of product in regions which we signed last year, like Mexico and the Southeast Asian countries. With regard to the specifics around revenue per procedure, we will share specifics once we have enough claims processed to gain confidence in what our per procedure revenue will be.

Lastly, we have a few clinical studies taking place this year, and as each are launched we will provide updates to the investment community. We received FDA at the very end of 2017. We did not receive a reimbursement code until January of this year. We spent all of 2018 building and setting the stage for rapid placement growth in 2019 and beyond.

Ultimately, we plan to reach 2,000 placements in the next four to five years. Revenue will follow placements and is a great leading indicator for investors to watch. 2019 truly will be our breakout year, and we are very excited about our implementations, as they are going better than expected.

And most important, the medical professionals using our device love the product and the service that we provide. And most important, we’re making a huge impact on the lives of the diabetic foot ulcer patients, changing their lives for the better.

With that, let me open it up to Q&A. Christy?

Operator
[Operator instructions]. And our first question comes from Brian Marckx with Zacks Investment. Please go ahead.

Q: So, in terms of reimbursement, have you had initial discussions with the payers in the states and in the territories in the U.S. there where your initial planned rollout is?

Kevin Richardson - Chairman and Chief Executive Officer
So, in those six states, those meetings are all scheduled for taking place in April, May and June. We have claims that will be submitted starting on Monday. And so it's a process, we’re working with a few different groups that are helping us, one on the claims processing, one on the specific reimbursement side.

We've done a lot of work up front so that we will have the right clinical paperwork done, the peer review articles completed, and then also some actuarial work done that shows what our benefit, our cost savings will be to each commercial payer that we talk to. And so that's the game plan, Brian, is getting the claims. And the key with the states is that they want to see claims volume and having one claim in Vermont and one in Wyoming and one in Hawaii isn't going to cut it. What you need is really to have a critical mass so that they can see that yes, this is being adopted. Yes, it is being used. No, it is not being used fraudulently. Then we can present to them what the cost benefits are for them to pay for this.

And so we have our game plan in place. I'd expect probably our first positive meetings to occur in Q2, and as we rollout throughout the rest of the year everything will follow from that.

Q: So the initial claims that you expect coming in, are all of these related to placements via Premier or were there placements that—

Kevin Richardson - Chairman and Chief Executive Officer
Brian, we view that as a different distribution partner, and when we talk about placements we're talking placements that are done specifically by SANUWAVE. The placements that are done by Premier with the VA and Indian Health are separate, in addition to what we’re seeing, and the same thing with international. So when we talk 100 placements, that's 100 placements coming from SANUWAVE through our direct sales force.

Q: And those 100 placements just to be clear, you expect revenue, these are revenue generating placements? So these aren’t training devices, these aren’t just KOL devices, these are being utilized so they will be generating revenue?

Kevin Richardson - Chairman and Chief Executive Officer
The first month or two we let them have it and play with it, and we’ll process claims. And then after about two to three months that's when we'll flip over to the revenue model. And so they do it investigationally to start, and then they’ll shift into revenue mode. And we have not seen anyone balk at that, and we don't expect anyone to. But that's the game plan is let them use it, let them see it, let them play with it, and see how much of an impact it makes on their patients’ lives.

We’re seeing a lot of them use it on the hard to heal one's first, so I think initially their focus is, hey, I have tried everything and I can't get this wound to heal, and so they’re trying it on the hardest of hard patients and having success. So, I think over time, as you and I have talked in the past, our job is to continue to educate and monitor so that they continue to use it in not just hard to heal but in any patient that has a diabetic foot ulcer.

Q: And in terms of the wound centers that you have talked to so far, what has the response been in terms of essentially the lack of reimbursement today and I guess their comments relative to whether they would be willing to adopt the device without dedicated reimbursement in place today?

Kevin Richardson - Chairman and Chief Executive Officer
Well, the expectation is you’ll get it. They’ve had other devices that they’ve worked with. And they know that it's an initial phase, and they know that we have a claim processing company we’re working with. And so initially they’ll be submitting a claim, they'll get a certain recovery on that claim, and so we anticipate that they’re going to be pretty accepting.

If six months from now, Brian, we’re not getting paid or no one is covering us, then we have a different story. But the expectation is that they understand the process we’re going through, and they know the impact it's having on their patients’ lives, and again they'll end up with getting paid for using it. So I don't see that as a roadblock.

Q: In terms of the rollout strategy in each of the states, is part of the game plan to identify KOL or reference sites where you can generate some case study work and then you can use that to help bolster the evidence database?

Kevin Richardson - Chairman and Chief Executive Officer
You've nailed it. The other part of our targeting was really focused on key opinion leaders, KOLs, who are interested in case studies, interested in clinical work, sit on the advisory board of the different medical associations, work with the different wound care publications, and so it's making sure that we're getting them in the right hands as well.

This past week we came out with our latest addition of the Pulse, which is our quarterly letter that goes out to all of our medical professionals, and in it we had an interview with probably the most prolific key opinion leader in wound care, Dr. David Armstrong, and he's at USC. And we’re getting them in the right hands and they’re embracing it because they know that there really hasn't been a lot of innovation in wound care in the last 20 years. Negative pressure was really the last major medical equipment that was brought into wound care. There have been some skin graft technologies, there have been some amniotics that have come out, but there hasn't been a major medical device innovation in 20 years. So they're all embracing it because they see what we do with the device and how it can help in their wound care toolkit.

Q: In terms of clinical studies, case studies anything evidence based that may be ongoing now or you expect to be started here in the near future. Is there anything that you expect may come out in terms of announcements related to that over the course of 2019?

Kevin Richardson - Chairman and Chief Executive Officer
Yes, we said we’re going to have two to three studies go on this year. When we launch them and have the first patient enrolled, we’ll give an idea to investors, as I’ve said. We’ve talked about a perfusion study, we’ve talked about what happens if we increase dosage, another diabetic foot ulcer study, we’ve got a lot of international case studies going on right now in Southeast Asia, and some are looking at critical ischemia, some are venous leg ulcers. So as we launch these or as the case studies are completed or as they’re published, we’ll make sure people understand it. But there will be plenty of clinical work ongoing.

As Shri pointed out, the strategy internally and externally is RPC, it’s reimbursement, placement and clinical. And it's the mantra that the team is uber focused on this year, and it’s making sure that we have all three of those working together so that we can get to the 100 with good reimbursement, and then support an expansion in indications as we move forward into 2019 and beyond. And so it's all about placements and then drive usage through clinical work.

Operator
And our next question comes from Al Shams with American Capital Partners. Please go ahead.

Q: Couple of questions on the financial side. Lisa talked about what she expected the cash burn to be for this year, did I hear it correctly at about $250,000?

Kevin Richardson - Chairman and Chief Executive Officer
Yes, I think we’re in the $200,000 to $300,000 and it really is going to be tempered where we try to add new employees. The salespeople are accretive, but they take a few months to get accretive. We’ll have to add some clinical, we'll have to add some production, and we've added a bunch of last year so we could support this year.

Q: And Kevin, for you, do you see that we need to do a capital raise, and do you have some thoughts in terms of something that is non-dilutive to equity holders?

Kevin Richardson - Chairman and Chief Executive Officer
We're very fortunate in that we spent 10 years as a public company struggling to just survive, and we did a good job. And then in December 28, 2017 we got our FDA clearance and have been spending the last year getting our shipping order so we can launch aggressively in the U.S. in 2019. And we’re ahead of plan on that, so we're achieving what we wanted to achieve, or actually exceeding what we want to achieve for 2019.

As part of the financings we've done in the past, we have shareholders who are actually in the money on warrants, and those warrants have begun to already get exercised. So within the financials, Al, there are existing shareholders who will and have been exercising the warrants to help fund operations.

And then as you know, what we try to do is we try to find international partners with exclusivities, where they pay us for the rights to a region, and that's the most non-dilutive way we can raise capital. I would expect one or two this year that will help us; one could be as little as $200,000, another could be seven figures and north of that, and then a third is probably in between. So we're looking at ways that we can expand non-dilutively through international partnerships.

And then there are some other, what I would call, non-wound care markets, whether they be medical verticals or non-medical verticals, that we're exploring opportunities that could lead to bringing in some capital that would help fund the growth. But just based on the warrants, it gives us a pretty good runway to execute on this year.

That doesn't mean we're being frivolous. The one thing that SANUWAVE have gotten really, really good at is learning how to stretch a dollar. And sometimes we over stretch it and it drives our CFO crazy, but Lisa is probably the single best at learning how to make a dollar last longer than anyone else.

Q: What do you estimate, if you have full exercise on the warrants, what do you think that could bring in, in terms of capital?

Kevin Richardson - Chairman and Chief Executive Officer
Between now and May 1 it's another few million dollars, and then by June 30 it's another few million. So it's somewhere between $2 million and $5 million coming in. And so if you want to, you can take that number, divide by our monthly burn, and you can figure out how many months we have of runaway before we need to get to breakeven. As we ramp in revenue, that's our goal, the team knows that as we get placements and we get revenue, the goal is to be self-sustaining as soon as we can. I don't expect that to happen this year, and it could happen in 2020. It really just depends on how much we want to ramp, how fast we want to ramp and the expense associated with that.

Q: Now, Mike Porter is working with you in terms of Investor Relations, do you think he's now at a point where he could become more aggressive in introducing the company to investors, etc.?

Kevin Richardson - Chairman and Chief Executive Officer
Al, we never talk about buy or sell, we never talk about stuff like that, because everyone is different, investors are different. What our job is, is to lay out our game plan with milestones so you can measure if we’re achieving that success. If we implement what we've laid out for people, we will get to well north of $100 million in a few years, and that path along the way is about placements and then revenue that follows placements and then driving usage. And so our job is not to say buy or sell, others can decide what they want to do. For us, it's really about making sure we set milestones that people can then hold us accountable to.

Q: But, I mean, Mike is there, he's got the ability to introduce the Company, where you can tell your story and they like it, fine, they can—

Kevin Richardson - Chairman and Chief Executive Officer
Yes. We're going to be at a few investor conferences coming up. But, again, I think the main thing we can do is continue to communicate how we're planning to execute.

Operator
And our next question comes from James Terwilliger, a private investor. Please go ahead.

Q: Nice numbers, and a very strong way to finish 2018 and nice guidance from a high level for 2019. You did a very good job of laying out the U.S. methodology on how you picked these different target markets. But could you go a little bit deeper? When you say, for example, Pennsylvania, would you be focused on Pittsburgh and Philadelphia, so even though it's one state you might have multiple sites within one state?

And then also, what does the implementation process look like, is it a sales person matched with a clinical trainer backed by kind of a KOL? Could you just talk a little bit more about maybe the implementation roll out?

Kevin Richardson - Chairman and Chief Executive Officer
Perfect. I'll talk briefly about specific cities, and I'll let Shri and Pete talk about how we implement and what the process looks like from once someone says, “I'll take one.” But if you look at Texas, there is Houston, Dallas, San Antonio, Austin, there's probably four big cities; Illinois is nice because Chicago is a big city; California has got a few big cities; I think we'll probably be in Pittsburgh and Philly, and we might not be in Hughesville, but we’ll probably be in Philly and in Pittsburgh.

And part of it is route density, James. When we have a trainer, that trainer can be there whenever someone is needed, so that they can make sure they're there for DFU's and treating it. So let's say a doctor had a patient scheduled for Monday at 10 o'clock, our trainer can be there to make sure they're there, almost like a surgical sales rep. So having that density is pretty important.

Let me turn over to Shri and Pete, and they can talk about from once they get an order, how and what happens.

Shri Parikh - President
Thanks, Kevin. Great question, James. In addition to the route density and us focusing on specific markets, particularly where high DFU populations have been established, the only other item that I would add is the insurance coverage. So Pennsylvania, as you mentioned that Pittsburgh, Philadelphia, those are both on the book ends of the state, there's roughly about 10 competitive private insurers in that state, and history has shown us that the coverage leans to be a bit more favorable to newer technologies, and that competitive dynamic typically fosters that. So, you take that recipe and you take it to the other states that we've identified, any one of them, and then with California, for example, they are quite influential to a group, an organization, where similarly the competitive dynamics of the insurers help us to expedite a newer technology.

Being a pioneer with a newer technology, all clinicians are familiar with this type of time pace, so it is challenging initially to get reimbursement. However, working in a disciplined fashion in each of these respective states, hiring an area sales manager—to answer the second-half of your question, James—is our initial plan, to hire area sales manager covering the state, starting relatively small and stretching them with high geographies for the state, and then a clinical trainer to provide the support to really help nurture the success we have seen when there is appropriate training and certification of the clinicians treating these DFU patients, is what we're hoping to do as we're tracking the mass of critical claims, ultimately surfacing up and forwarding on to the insurers for claims activity and then claims recovery.

Q: Pete, since I think you're on the line, what about, as we're going 16 units, I believe already in Q1, a 100 target, what about manufacturing and what about cost of goods sold, because it would seem to me there would be a lot of scale in the manufacturing process?
Pete Stegagno – Chief Operating Officer
We really have no concerns with scale of manufacturing. We've got a great pipeline already set up, both for the consoles and for applicators, and we'll be working on a new buy by the summer that will take into account all the positive sides that are coming from both the U.S. and internationally. So, you're correct, between new manufacturing processes that we can implement as well as economy of scale, we should be able to address the cost basis in a positive manner.

Q: So you mentioned international sales, that's my third question. Can you give me what the international versus U.S. revenue breakdown was from a high level as you look back on 2018? I know that's going to change. And then in the international markets, you can go direct as a distributor and you can do a joint venture. The two joint ventures that I have, at least in my notes, is Brazil and the one in Southeast Asia. Is that correct, and are there any more joint ventures in the international market?

Kevin Richardson - Chairman and Chief Executive Officer
James, I'll let Lisa get the international-domestic stuff in a second. But last year, again, we didn't have any domestic from SANUWAVE. The only domestic was to Premier Shockwave, and those were equipment sales. So she'll get that in a second. But when we're internationally, our preference are joint ventures because we want to participate not just in selling a piece of equipment but in a lot of the procedure revenue that occurs.

With Brazil, we had a setback there last year, but I would expect Brazil to be back on line maybe by the time we have our next conference call, and actually begin generating revenue as a joint venture partner before the end of the year. So that one we'll be back online.

With Asia, it's a joint venture, 50-50, so as they do procedures we're sharing in the profitability on a per procedure basis. Korea is a distributorship. Europe is a distributorship. It really depends on the market, what we think will be most successful. We're always looking at on the international markets how we can enhance and improve those, and sometimes it means shifting from a distributorship to joint venture, sometimes it means moving them to a rental model.

And I think throughout this year, James, you'll see us optimize some of that specifically in Europe, and as we add other areas, some that are in emerging markets, some that are in bigger markets. We haven't even talked about China, Japan, or the Middle East, but those are markets that are opportunities for us and we're beginning those conversations or we've actually begun those conversations. I'm hoping that they can come to fruition by the end of this year, if not sooner, in the call it second quarter.

Lisa, do you have the breakdown?

Lisa Sundstrom - Chief Financial Officer
Yes, I do. International revenue for 2018 accounted for about 87% of our total revenue. And in just a little bit more detail, product revenue overall was about 51% of our total, and about 43% was related to the licensees that we got from the deal with Southeast Asia, and we did get a little bit of funding from Brazil earlier this year, so that accounted for about 43% of our revenue. So that's a little bit of the breakdown.

Q: And my last question and I'll jump back in queue. Guys, could you talk a little bit about maybe what happened behind the scenes or who you were up against when you got the Innovation Award from the Journal of Wound Care. I thought that was a huge positive, not just for your hard work and everything you've been through but also just in terms of using that as a marketing catalyst into this U.S. rollout, which technically we're in the, you know, its baseball season, right, so we're at the top of the first inning. So, that's my last question. Thanks.

Kevin Richardson - Chairman and Chief Executive Officer
The Journal of Wound Care, it's an award that they've been handing out for close to a decade now. Some of the recipients are the best wound doctors in the world, great wound companies that bring, again, innovative products to market. You have to be nominated for a category, and within that category there were three nominees that were selected from 10, 20 submissions. So, there were a lot of submissions. We were selected as one of the three. The other folks, I forget their names, but one was a doctor out of London, another was European based, I think it was European based.

But we were really proud to win that award. It was somewhat unexpected, and it was a team effort behind the scenes. One of our employees is very well respected internationally, and she helped head it to make sure that we had the right traction with the Journal of Wound Care, and then it was a submission, and it was a team effort to get there. And it’s nice, just because it’s recognized globally, and hopefully we can continue winning awards like that, James. But you're right, it is the top of the first inning and this year we’re hoping that we can have a lot of success as 2019 continues, so thanks.

James, do you have any other questions?

Q: No, I'm good. Thank you.

Kevin Richardson - Chairman and Chief Executive Officer
Great.

Operator
Court Kelkey, a private investor. Please go ahead.

Q: Hello, can you hear me okay?

Kevin Richardson - Chairman and Chief Executive Officer
Sure.

Q: I'm on a cell phone, and it was kind of breaking up there. Just a few brief questions. How does this figure in with Medicare and the payments on Medicare, if an individual, for instance, wanted to get treatment for a foot wound like this and they had, say, a Medicare policy and a supplemental?

Kevin Richardson - Chairman and Chief Executive Officer
Right. Within Medicare, for people who are unaware, the way Medicare works is that they have regional organizations that manage the Medicare for them called MACs, and there's about 10 regions in the country, and we will have to work with each of those MACs to get them to cover our treatment. We’ve already begun those discussions. Our first we’ll target on the West Coast, California to get that covered. And it’s similar to commercial, we have to go and make our case. We have to show that there are claims that need to be processed, there are patients who need to be treated, and that there’s a cost benefit.

And cost to Medicaid and Medicare is a little different. It’s not just purely a number. Things like quality of life are important. And with a wound patient sometimes it’s are we helping decrease the smell of the wound, and I know that sounds silly, but those are things that Medicaid and Medicare look at when they’re—

Q: When you’re dealing with Medicare, right, it could be one thing one day and something else the next day.

Kevin Richardson - Chairman and Chief Executive Officer
Yes, so we’ll continue to work that. I would expect us to work that. Again, the way it happens is we’ll make a presentation. They'll determine, are there enough claims, is there a benefit, and then as long as there’s no fraud then they'll move our tracking code into neutral or positive position so that we’re covered. But it’s a process. We’re familiar with the process. We have people helping us on the process. So I’m hoping we can get one maybe two of those Macs this year. That would be a huge accomplishment because a lot of the diabetic foot population is on Medicaid, Medicare.

Q: Yes, and with something like that if, say, a regional was successfully dealt with, would that be more beneficial financially than perhaps some other way of doing things, a partnership with somebody in the United States here?

Kevin Richardson - Chairman and Chief Executive Officer
Well, our goal is to have every diabetic foot ulcer treated in the U.S., right? And so if that's our goal, ultimately we have to have Medicaid and Medicare cover us, along with every other commercial policy. And so again, I don't know which one is going to come first. We’re focused on ones that we think are easier to adopt new technology and where there's a need, and we have KOL's that can support us and are willing to get up on a panel and talk about supporting us.

As far as the economics, there are 1.9 million diabetic foot ulcers a year. There are venous leg ulcers, arterial leg ulcers, pressure sores. The wound market’s a really, really big market, and this is our first step. As the prior questioner asked, you know, he mentioned it’s the first inning, we’re in the top of the first, so we’ll update people as we go throughout this year as to what coverage we’re getting.

Q: Okay. There was some talk some time ago about trying to get a listing on Nasdaq. Has that been put on hold now for the time being?

Kevin Richardson - Chairman and Chief Executive Officer
The goal ultimately is to get up to a Nasdaq or New York or one of the bigger exchanges, and we’re very well aware, Lisa has had multiple meetings with Nasdaq and knows exactly what we need to accomplish to become listed. And at the right point in time we’ll be there when we're ready for institutional kind of support. But it also means you have to have a certain amount of capital on the balance sheet, and that can come in two forms, either you have to raise capital, which again could be dilutive, and as we answered one of the questioners earlier, this is not in our near-term pipeline of things to do, or we could have some success with these international deals.

So we’re going to pursue it, but it’s not as high a priority as the placements. Our goal this year is reimbursements, placements in clinical, and if we do that we’re well on our way to achieving a well over $100 million of revenue a few years out.

Q: It’s better to just concentrate on getting out of the first inning—

Kevin Richardson - Chairman and Chief Executive Officer
Yes, exactly.

Q: —than to list with Nasdaq.

Kevin Richardson - Chairman and Chief Executive Officer
Yes, we’ll get there. We’ll get there.

Q: We’ve been a stakeholder for many, many years, and we’ve reduced unfortunately some of our holdings because just the value of the stock had gone down so much. But I'm sure it'll come back and it's good to see somebody honest in the market that is really working for the benefit of not only people but also their shareholders. So I've always respected [ph] that about you.

Kevin Richardson - Chairman and Chief Executive Officer
Great. Well, I thank you guys for the support. I thank all the shareholders for again staying with us, and now we get to see the fun part as we implement, and this is really the fun part of it. This is where I think Shri gets to implement some of his magic and we get to do the placement thing and it’s going to be a lot of fun this year for us and for the employees.

And most importantly, I keep saying this, there’s a lot of patients that are just literally dying to get treated by us so that they avoid an amputation and they avoid the morbidity that follows that. So that's what drives us every day, is changing people's lives for the better.

Q: Keep up the same path, Kevin. You’re doing just fine.

Kevin Richardson - Chairman and Chief Executive Officer
Great, thank you.

Operator
And that does conclude our question-and-answer session for today. I’ll turn it back over to Kevin for closing remarks.

Kevin Richardson - Chairman and Chief Executive Officer
Great. Christy, thank you very much. Thank you to everyone for being on the call. As always, if you have any questions feel free to reach out to any of us, and if you're ever in Atlanta, please stop by. We’ve had a few visitors this past quarter. We’re looking forward to seeing and meeting with all of you at our shareholder meeting later this year. And again, if you have any questions, give us a call, send us an email and also please spend some time on the site. We have a lot of good information in our science section and other sections on the site. So thank you very much. Have a great day. Bye-bye.

Operator
Thank you. That does conclude today's teleconference. We thank you for your participation. You may disconnect your lines at this time, and have a great day.